UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2008

SOUTHERN STAR ENERGY INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

20-2514234

(IRS Employer Identification No.)

152 – 110 Cypress Station Drive, Houston, Texas 77090

(Address of principal executive offices and Zip Code)

(832) 375-0330

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement

Effective June 16, 2008, we entered into an agreement with Douglas M. Harwell, whereby we agreed to employ Mr. Harwell as our operations manager. Mr. Harwell will be retained as our operations manager in consideration for, among other things: (i) a base salary of $160,000 per year; (ii) incentive bonuses as set forth in the employment agreement; and (ii) the grant of a stock option to purchase up to 250,000 shares of our common stock at a price of $1.00 per share, exercisable until June 16, 2013.

Please review the agreement, filed as Exhibit 10.1 to this current report on Form 8-K for a complete description of all of the terms and conditions of the agreement.

Stock Option Agreement

On June 16, 2008, we entered into a stock option agreement with Douglas M. Harwell granting him the right to purchase up to an aggregate of 250,000 shares of our common stock at an exercise price of $1.00 per share exercisable for a period of five years pursuant to our Stock Option Plan. The 250,000 stock options shall vest in accordance with the following schedule:

(i)	Eighty three thousand three hundred and thirty-four (83,334) stock options shall vest on June 16, 2009;
(ii)	Eighty three thousand three hundred and thirty-three (83,333) stock options shall vest on June 16, 2010; and
(iii)	Eighty three thousand three hundred and thirty-three (83,333) stock options shall vest on June 16, 2011.

Mr. Harwell will only be able to exercise the options if he is an employee at the time of exercise of any such options.

Please review the stock option agreement, filed as Exhibit 10.2 to this current report on Form 8-K for a complete description of all of the terms and conditions of the stock option agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On June 16, 2008, we granted stock options to Douglas M. Harwell to purchase up to an aggregate of 250,000 shares of our common stock at an exercise price of $1.00 per share, exercisable until June 16, 2013. The options are subject to vesting provisions as set forth in the stock option agreement dated June 16, 2008. We issued the stock options to one US person (as that term is defined in Regulation S of the Securities Act of 1933) who is an accredited investor, relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2008, Douglas M. Harwell was appointed as our operations manager.

Mr. Harwell has over ten years operation experience as a mechanical engineer and has designed and implemented drill-well completions, conventional workovers, through-tubing workovers and well abandonments. Mr. Harwell also evaluated wells for buildup, determined impact on field economics designed wellbore architecture, in addition to effectively working with facilities and construction engineers to determine surface requirements. He also developed procedures for installation, as well as performing surveillance to optimize pump performance. Mr. Harwell has the been Manager, Special Projects of Cannon Services, Ltd. from May 2005 to present. Previously, from May 1998 to May 2005 he held various positions with ExxonMobile Production Company.

Mr. Harwell obtained a Bachelor of Science in Mechanical Engineering from the Louisiana Tech University in May 1998, summa cum laude.

Family Relationships

There are no family relationships with Mr. Harwell and any of our other directors and officers.

Certain Related Transactions and Relationships

Neither Mr. Harwell, nor any family member of Mr. Harwell, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of our last financial year ended May 31, 2008, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last two completed fiscal years.

Item 9.01 Financial Statements and Exhibits.

10.1	Agreement dated June 16, 2008 with Douglas M. Harwell; and
10.2	Stock Option and Subscription Agreement dated June 16, 2008 with Douglas M. Harwell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN STAR ENERGY INC.

By: /s/ William David Gibbs

Name: William David Gibbs

Title: Chief Executive Officer, President

Secretary and Treasurer

Dated: July 7, 2008

CW1954594.1